Execution Version

TERM LOAN AGREEMENT

dated as of May 20, 2011

among

HANCOCK HOLDING COMPANY

as Borrower

and

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

SUNTRUST BANK

as Administrative Agent

- i -

- ii -

Schedules

Schedule 4.12	-	Subsidiaries
Schedule 7.1	-	Outstanding Indebtedness

Exhibits

Exhibit A	-	Form of Term Note
Exhibit 2.2	-	Form of Notice of Borrowing
Exhibit 2.4	-	Form of Notice of Continuation
Exhibit 3.1(b)(iii)	-	Form of Secretary’s Certificate
Exhibit 3.1(b)(vi)	-	Form of Officer’s Certificate (Effective Date)
Exhibit 3.2(b)	-	Form of Officer’s Certificate (Closing Date)
Exhibit 5.1(c)	-	Form of Compliance Certificate

- iii -

TERM LOAN AGREEMENT

THIS TERM LOAN AGREEMENT (this “Agreement”) is made and entered into as of May 20, 2011, by and among HANCOCK HOLDING COMPANY, a Mississippi corporation (the “Borrower”), SUNTRUST BANK (the “Initial Lender”), the banks and other financial institutions from time to time party hereto (together with the Initial Lender, the “Lenders”), and SUNTRUST BANK, in its capacity as Administrative Agent for the Lenders (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Initial Lender, and the Initial Lender has agreed subject to the terms and conditions of this Agreement, to establish a term loan facility in an original principal amount of $140,000,000;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Administrative Agent and the Lenders agree as follows:

ARTICLE I. DEFINITIONS; CONSTRUCTION

Section 1.1. Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” shall mean any transaction or a series of related transactions for the purpose of, or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of any Person, (b) the acquisition of greater than 50% of the capital stock, partnership interest, membership interest or other equity interests of any Person, or otherwise causing a Person to become a Subsidiary, or (c) a merger or consolidation of, or any other combination with, another Person (other than a Person that is a Subsidiary), provided that the Borrower or any Subsidiary is the surviving entity.

“Additional Covenant” shall mean any affirmative or negative covenant or similar restriction applicable to the Borrower or any of its Subsidiaries (regardless of whether such provision is labeled or otherwise characterized as a covenant) the subject matter of which either (i) is similar to that of any covenant in Articles V, VI or VII of this Agreement, or related definitions in Section 1.1 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the holder or holders of the Indebtedness of the Borrower or its Subsidiaries created or evidenced by the document in which such covenant or similar restriction is contained (and such covenant or similar restriction shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial) or (ii) is different from the subject matter of any covenant in Articles V, VI or VII of this Agreement, or related definitions in Section 1.1 of this Agreement.

“Additional Default” shall mean any provision contained in any document or instrument creating or evidencing Indebtedness of the Borrower or any of its Subsidiaries which permits the holder or holders of such Indebtedness to accelerate (with the passage of time or giving of notice or both) the maturity thereof or otherwise requires the Borrower or any of its Subsidiaries to purchase such Indebtedness prior to the stated maturity thereof and which either (i) is similar to any Default or Event of Default contained in Article VIII of this Agreement, or related definitions in Section 1.1 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the holder or holders of such other Indebtedness (and such provision shall be deemed an Additional Default only to the extent that it is more restrictive or more beneficial) or (ii) is different from the subject matter of any Default or Event of Default contained in Article VIII of this Agreement, or related definitions in Section 1.1 of this Agreement.

“Administrative Agent” shall have the meaning assigned to such term in the opening paragraph hereof.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Base Rate” shall mean the highest of (i) the per annum rate which the Administrative Agent publicly announces from time to time as its prime lending rate, as in effect from time to time, (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum and (iii) LIBOR determined on a daily basis for an Interest Period of one (1) month, plus one percent (1.00%) per annum. The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate. Each change in the any of the rates described above in this definition shall be effective from and including the date such change is announced as being effective.

“Base Rate Loan” shall mean the Term Loan to the extent it is accruing interest at the Base Rate.

“Base Rate Margin” shall mean 1.00% per annum.

“Borrowing” shall mean the borrowing of the Term Loan on the Closing Date.

“Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia or New York, New York are authorized or required by law to close and (ii) if such day relates to a continuation of, a payment or prepayment of principal or interest on, or an Interest Period for, a Eurodollar Loan or a notice with respect thereto, any day on which dealings in Dollars are carried on in the London interbank market.

“Call Report” shall mean, with respect to each Financial Institution Subsidiary, the “Consolidated Reports of Condition and Income” (FFIEC Form 031 or 041 or any successor form of the Federal Financial Institutions Examination Council).

“Change in Control” shall mean (a) with respect to the Borrower, the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or a material portion of the assets of the Borrower to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 25% or more of the outstanding shares of the voting stock of the Borrower (other than solely as a result of the transactions contemplated by the Merger Agreement) or (iii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (A) nominated by the Borrower’s board of directors as constituted as of the Closing Date or (B) appointed by directors so nominated, or (b) the Borrower shall own, directly or indirectly, less than 100% of the voting stock of any Financial Institution Subsidiary.

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.2 have been satisfied or waived in accordance with the terms of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended an in effect from time to time.

“Compliance Certificate” shall mean a certificate from the Chief Financial Officer or the President of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(c).

“Consolidated Net Income” shall mean, for the Borrower and its Subsidiaries for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth” shall mean, as of any date, the amount set forth under the line item “total stockholders’ equity” on the Borrower’s consolidated balance sheet most recently delivered pursuant to Section 5.1(a) or Section 5.1(b), as applicable.

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Control” shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have meanings correlative thereto.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.6(b).

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Effective Date” shall mean the date on which the conditions precedent set forth in Section 3.1 have been satisfied or waived in accordance with the terms of this Agreement.

“Employee Benefit Plan” shall have that meaning as defined in Section 3(3) of ERISA and for which the Borrower or an ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by the Borrower or its ERISA Affiliates or on behalf of beneficiaries of such participants.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute including any regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 303 of ERISA and Section 430 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean with respect to the Borrower or any ERISA Affiliate, (i) any “reportable event”, as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the failure to make required contributions when due to a Multiemployer Plan or Plan or the imposition of a Lien in favor of a Plan under Section 430(k) of the Code or Section 303(k) of ERISA; (iii) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition of an Lien in favor of the PBGC under Title IV of ERISA; (v) the receipt from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (vii) the incurrence of any liability with respect to the withdrawal or partial withdrawal from any Plan including the withdrawal from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (viii) or the incurrence of any Withdrawal Liability with respect to any Multiemployer Plan; (ix) the receipt of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA) or in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); or (x) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA).

“Eurodollar” when used in reference to the Term Loan, refers to the Term Loan bearing interest at a rate determined by reference to LIBOR.

“Eurodollar Loan” shall mean the Term Loan to the extent it is accruing interest based on LIBOR.

“Event of Default” shall have the meaning provided in Article VIII.

“Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located and (c) in the case of a Foreign Lender, any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), (ii) is imposed on amounts payable to such Foreign Lender at any time that such Foreign Lender designates a new lending office, other than taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, and (iii) is attributable to such Foreign Lender’s failure to comply with Section 2.14(e).

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Financial Institution Subsidiary” shall mean each of (a) those Financial Institution Subsidiaries set forth on Schedule 4.12 and designated as a “Financial Institution Subsidiary” and (b) each other Subsidiary hereafter formed or acquired that is a regulated financial institution.

“Fiscal Quarter” shall mean each fiscal quarter (including the fiscal quarter at the fiscal year-end) of the Borrower and its Subsidiaries.

“Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(3) of the Code.

“FRB” shall mean the Board of Governors of the Federal Reserve System.

“FR Y-9C Report” shall mean the “Consolidated Financial Statements for Bank Holding Companies (FR Y-9C)” submitted by the Borrower as required by Section 5(c) of the Bank Holding Company Act (12 U.S.C. 1844) and Section 225.5(b) of Regulation Y (12 CFR 225.5(b)), or any successor or similar replacement report.

“FR Y-9LP Report” shall mean the “Parent Company Only Financial Statements for Large Bank Holding Companies (FR Y-9LP)” submitted by the Borrower as required by

Section 5(c) of the Bank Holding Company Act (12 U.S.C. 1844) and Section 225.5(b) of Regulation Y (12 CFR 225.5(b)), or any successor or similar replacement report.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.2.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including without limitation, the FRB, the FDIC and any other federal or state agency charged with the supervision or regulation of depositary institutions or holding companies of depositary institutions (as used herein, including any trust company subsidiaries whether or not they take deposits), or engaged in the insurance of depositary institution deposits, or any court, administrative agency or commission or other governmental agency, authority or instrumentality having supervisory or regulatory authority with respect to the Borrower and/or any of its Subsidiaries.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided, that for purposes of Section 8.1(f), trade payables overdue by more than 90 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all obligations of such Person under capital leases and all monetary obligations of such Person under Synthetic Leases, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all guarantees by such Person of Indebtedness of others, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any capital stock of such Person, (x) all Hedging Obligations of such Person; and (xi) all obligations of such Person in respect of any trust preferred securities, preferred equity or other types of hybrid capital securities issued by such Person.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Initial Lender” shall have the meaning given such term in the introductory paragraph hereof.

“Interest Period” shall mean a period of one, two, three or six months, provided that:

(i) the initial Interest Period for the Term Loan shall commence on the Closing Date and each Interest Period occurring thereafter in respect of the Term Loan shall commence on the day on which the next preceding Interest Period expires;

(ii) if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

(iii) any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month; and

(iv) no Interest Period may extend beyond the Maturity Date.

“Investments” shall have the meaning set forth in Section 7.6 hereof.

“Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement.

“LIBOR” shall mean, for any applicable Interest Period with respect to the Term Loan, that rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) that is equal to the quotient of:

(i) the rate per annum for deposits in Dollars for a period equal to such Interest Period appearing on Reuters Screen LIBOR01 Page (or any successor page), or such similar service as determined by the Administrative Agent that displays the British Bankers’ Association Interest Settlement Rates for deposits in Dollars as of 11:00 a.m. (London, England time) on the day that is two Business Days prior to the first day of the Interest Period, or if such page or service shall cease to be available, such other page or such other service (as the case may be) for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollars as the Administrative Agent, in its discretion, shall select; provided, that if the Administrative Agent determines that the relevant foregoing sources are unavailable for the relevant Interest Period, LIBOR shall mean the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in Dollars are offered to the Administrative Agent two (2) Business Days preceding the first day of such Interest Period by leading banks in the London interbank market as of 10:00 a.m. (New York, New York time) for delivery on the first day of such Interest Period and for the number of days comprised therein, divided by

(ii) a percentage equal to 1.00 minus the maximum reserve percentages (including any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upward to the next 1/100th of 1%) in effect on any day for the applicable Interest Period to which the Administrative Agent is subject with respect to a Eurodollar Loan pursuant to regulations issued by the Board of Governors of the Federal Reserve System with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). A Eurodollar Loan shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. This percentage will be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Loan Documents” shall mean, collectively, this Agreement, the Term Note, and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, liabilities or prospects of the Borrower and of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform any of its material obligations under the Loan Documents, (iii) the rights and remedies of Administrative Agent and the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Maturity Date” shall mean the date that is two (2) years after the Closing Date.

“Merger Agreement” shall have the meaning set forth in Section 3.2(c).

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“Nonperforming Assets” shall mean the sum of (a) Nonperforming Loans, and (b) Other Real Estate Owned.

“Nonperforming Loans” shall mean the sum of (a) nonaccrual loans and lease financing receivables (as determined by reference to the line item “loans accounted for on a non-accrual basis” under “Selected Financial Data” (Non-performing assets) in the Borrower’s most recent Form 10-Q or 10-K, as applicable) and (b) loans and lease financing receivables that are contractually past due 90 days or more as to interest or principal and are still accruing interest (as determined by reference to the line item “loans 90 days past due still accruing” under “Selected Financial Data” (Non-performing assets) in the Borrower’s most recent Form 10-Q or 10-K, as applicable).

“Notice of Borrowing” shall have the meaning as set forth in Section 2.2.

“Notice of Continuation” shall mean the notice given by the Borrower to the Administrative Agent in respect of the continuation of the Term Loan as provided in Section 2.4(b).

“Obligations” shall mean all indebtedness, obligations, liabilities and other amounts owing by the Borrower to the Administrative Agent and any Lender and, only with respect to Hedging Transactions, any Affiliate of the Administrative Agent or any Lender, pursuant to or in connection with (a) this Agreement or any other Loan Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations under letters of credit, all Hedging Obligations of the Borrower, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to Administrative Agent and any Lender incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings thereof and (b) any agreement governing the provision to the Borrower or any Subsidiary of treasury or cash management services.

“Other Real Estate Owned” shall mean the sum of real estate acquired in satisfaction of debts through foreclosure (as determined by reference to the line item “foreclosed assets” under “Selected Financial Data” (Non-performing assets) in the Borrower’s most recent Form 10-Q or 10-K, as applicable).

“Other Taxes” shall mean any and all present and future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made by, or on behalf of, the Borrower hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Documents.

“Participant” shall have the meaning set forth in Section 10.4(c).

“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Encumbrances” shall mean

(i) Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith cash deposits in connection with tenders, contracts or leases to which the Borrower or any of its Subsidiaries is a party or other cash deposits in any such foregoing case that is required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(iv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(v) judgment and attachment Liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(vi) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;

(vii) Liens, charges and encumbrances incidental to the conduct of the business of the Financial Institution Subsidiaries incurred in the ordinary course of business and consistent with past practices;

(viii) Liens to secure public funds or other pledges of funds required by law to secure deposits; and

(ix) repurchase agreements, reverse repurchase agreements and other similar transactions entered into by any Financial Institution Subsidiary in the ordinary course of its banking, deposit or trust business;

provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Financial Institution Subsidiary Indebtedness” means obligations incurred by any Financial Institution Subsidiary in the ordinary course of business in such circumstances as may be incidental or usual in carrying on the banking or trust or mortgage business of a bank, thrift, trust company, or mortgage company incurred in accordance with applicable laws and regulations and safe and sound practices, including obligations incurred in connection with: (a) any deposits with or funds collected by such Subsidiary; (b) the endorsement of instruments for deposit or collection in the ordinary course of business, (c) any bankers acceptance credit of such Subsidiary; (d) any check, note, certificate of deposit, money order, traveler’s check, draft or bill of exchange issued, accepted or endorsed by such Subsidiary or letter of credit issued by such Subsidiary; (e) any discount with, borrowing from, or other obligation to, any Federal Reserve Bank or any Federal Home Loan Bank; (f) any agreement made by such Subsidiary to purchase or repurchase securities, loans or Federal funds or any interest or participation in any thereof; (g) any guarantee, indemnity or similar obligation incurred by such Subsidiary in the ordinary course of its banking or trust business and consistent with past practices; (h) any transaction in the nature of an extension of credit, whether in the form of a commitment or otherwise, undertaken by such Subsidiary for the account of a third party with the application of the same banking considerations and legal lending limits that would be applicable if the transaction were a loan to such party; (i) any transaction in which such Subsidiary acts solely in the fiduciary or agency capacity; (j) other short-term liabilities similar to those enumerated in clauses (a) and (f) above, including United States Treasury tax and loan borrowings, (k) any Hedging Obligations or other obligations or liabilities relating to Hedging Transactions entered into by such Subsidiary in connection with facilitating the hedging risk of a customer of such Subsidiary or another Financial Institution Subsidiary, but excluding any Hedging Obligations or other obligations or liabilities relating to Hedging Transactions entered into for speculative purposes or that are speculative in nature, (l) any Indebtedness of one Financial Institution Subsidiary to another Financial Institution Subsidiary and (m) any Indebtedness of such Subsidiary relating to letters of credit issued or confirmed by a third party financial institution for the account of such Subsidiary for the ultimate account of such Subsidiary’s customer.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” shall mean any Employee Benefit Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate either (i) maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them (or on behalf of beneficiaries of such participants) or (ii) is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or a “contributing sponsor” (as defined in ERISA Section 4001(a)(13)).

“Pro Rata Share” shall mean, with respect to any Lender at any time, a percentage, the numerator of which shall be the principal amount of the Term Loan held by such Lender and the denominator of which shall be the total principal amount of the Term Loan.

“Qualified Plan” shall mean an Employee Benefit Plan that is intended to be tax-qualified under Section 401(a) of the Code.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Required Lenders” shall mean, at any time, (a) if the number of Lenders under this Agreement at the time of determination shall equal two, both such Lenders, (b) if the number of Lenders under this Agreement at the time of determination shall equal three, any two of such Lenders so long as such two Lenders hold more than 50% of the aggregate outstanding Term Loans at such time, and (c) if the number of Lenders under this Agreement at the time of determination shall equal four or more, those Lenders holding more than 50% of the aggregate outstanding Term Loans at such time.

“Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a managing director of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the chief financial officer, controller or the treasurer of the Borrower.

“RICO Related Law” shall mean the Racketeer Influenced and Corrupt Organizations Act of 1970 or any other federal, state or local law for which forfeiture of assets is a potential penalty.

“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” under this Agreement shall mean a Subsidiary of the Borrower.

“Synthetic Lease” of any Person shall mean (a) a lease designed to have the characteristics of a loan for federal income tax purposes while obtaining operating lease treatment for financial accounting purposes, or (b) an agreement for the use or possession of property creating obligations that are not required to appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person would be characterized by a court of competent jurisdiction as indebtedness of such Person.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” shall have the meaning set forth in Section 2.1.

“Term Note” shall mean a promissory note of the Borrower in substantially the form of Exhibit A.

“Total Loans” shall mean for the Borrower on a consolidated basis the line item “Loans” set forth on the Borrower’s consolidated balance sheet delivered pursuant to Section 5.1(a) and Section 5.1(b) (and, for the avoidance of doubt, shall exclude loans held for sale).

“Type”, when used in reference to the Term Loan, refers to whether the rate of interest on the Term Loan, is determined by reference to LIBOR or the Base Rate.

“Whitney” shall have the meaning set forth in Section 3.2.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2. Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for such changes approved by the Borrower’s independent public accountants) with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a); provided, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

Section 1.3. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to Atlanta, Georgia time, unless otherwise indicated.

ARTICLE II. AMOUNT AND TERMS OF THE TERM LOAN

Section 2.1. Term Loan Commitment. Subject to the terms and conditions set forth herein, including, without limitation, satisfaction of the conditions set forth in Section 3.1 and Section 3.2, the Initial Lender agrees to make a single term loan (the “Term Loan”) to the Borrower, on June 3, 2011, in a principal amount equal to $140,000,000.

Section 2.2. Procedure for Borrowing Term Loan. After the Effective Date, the Borrower shall give the Initial Lender written notice of its request for the Borrowing substantially in the form of Exhibit 2.2 attached hereto (the “Notice of Borrowing”) prior to 11:00 a.m. on the date that is three (3) Business Days prior to the date of the Borrowing. The Notice of Borrowing shall be irrevocable and shall specify: (i) the date of the Borrowing (which shall be a Business Day), (ii) the duration of the Interest Period applicable thereto and (iii) the account of the Borrower to which the proceeds of the Term Loan should be credited.

Section 2.3. Funding of Borrowing.

Subject to the terms and conditions herein, the Initial Lender will make available the Term Loan to the Borrower on the Closing Date by promptly crediting the proceeds of the Term Loan by the close of business on such date, to an account maintained by the Borrower with the Initial Lender or at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Initial Lender as set forth in the Notice of Borrowing.

Section 2.4. Interest Elections.

(a) The Borrowing shall be a Eurodollar Loan and shall have an initial Interest Period as specified in the Notice of Borrowing. Subject to the terms and conditions hereof, the Borrower shall continue the Term Loan as a Eurodollar Loan by electing Interest Periods as provided in this Section. The Borrower may not elect to convert the Term Loan into a Base Rate Loan.

(b) To make an election pursuant to this Section, the Borrower shall give the Administrative Agent written notice substantially in the form of Exhibit 2.4 attached hereto (a “Notice of Continuation”), prior to 11:00 a.m. three (3) Business Days prior to the expiration of each then current Interest Period, that the Term Loan is to be continued as a Eurodollar Loan. Each such Notice of Continuation shall be irrevocable and shall specify (i) the effective date of the election made pursuant to such Notice of Continuation, which shall be a Business Day and (ii) the Interest Period applicable thereto, which shall be a period contemplated by the definition of “Interest Period”. Any election under this clause (b) shall be for the entire principal amount of the Term Loan then outstanding.

(c) If, on the expiration of any Interest Period, the Borrower shall have failed to deliver a Notice of Continuation, then, unless the Term Loan is repaid as provided herein, the Borrower shall be deemed to have elected an Interest Period of one (1) month. The Term Loan may be continued as a Eurodollar Loan if a Default or an Event of Default exists unless the Administrative Agent or any of the Lenders shall have objected in writing to such continuation as a Eurodollar Loan (in which case the Term Loan will automatically be converted to a Base Rate Loan (and shall thereafter bear interest at the Base Rate plus the Base Rate Margin) on the last day of the then current Interest Period applicable to the Term Loan).

(d) Upon receipt of any Notice of Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof.

Section 2.5. Repayment and Prepayments of Term Loan.

(a) The outstanding principal amount of the Term Loan shall be due and payable (together with accrued and unpaid interest thereon) on the Maturity Date. All payments in respect of the Term Loan shall be applied first to accrued interest and the balance, if any, to principal. Once repaid, none of the Term Loan may be reborrowed.

(b) The Borrower shall have the right at any time and from time to time to prepay the Term Loan, in whole or in part, without premium or penalty, by giving irrevocable written notice to the Administrative Agent no later than three (3) Business Days prior to any such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of the Term Loan to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.15(a); provided, that if a Eurodollar Loan is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.13. Each partial prepayment of the Term Loan shall be in an amount not less than $1,000,000

Section 2.6. Interest on Term Loan.

(a) The Borrower shall pay interest on the Term Loan at LIBOR for the applicable Interest Period then in effect plus 2.00% per annum. To the extent the Term Loan is required to be converted to a Base Rate Loan hereunder, the Borrower shall pay interest thereon at the Base Rate in effect from time to time plus the Base Rate Margin.

(b) Following the occurrence of an Event of Default, and in any event after acceleration, the Borrower shall pay interest (“Default Interest”) with respect to a Eurodollar Loans, at the rate otherwise applicable for the then-current Interest Period plus an additional 2% per annum until the last day of such Interest Period, and thereafter, and with respect to a Base Rate Loan and all other Obligations under this Agreement (other than the Term Loan), at the Base Rate plus the Base Rate Margin plus 2% per annum.

(c) Interest on the principal amount of the Term Loan shall accrue from and including the Closing Date to but excluding the date of any repayment thereof (or portion thereof). Interest on a Eurodollar Loan shall be payable in arrears on the last day of each Interest Period applicable thereto and in the case of a Eurodollar Loan having an Interest Period longer than three months, on the date which occurs every three months after the initial date of such Interest Period, and in any case on the Maturity Date. Interest on a Base Rate Loan shall be payable in arrears on the last day of each calendar quarter and on the Maturity Date. All Default Interest shall be payable on demand.

(d) The Administrative Agent shall determine each interest rate applicable to the Term Loan hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

Section 2.7. Upfront Fee. The Borrower shall pay to the Initial Lender on the Closing Date an upfront fee in the amount agreed upon in writing by the Borrower and the Initial Lender.

Section 2.8. Computation of Interest and Fees. All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed). Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.9. Inability to Determine Interest Rates. If prior to the commencement of any Interest Period for a Eurodollar Loan, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that (a) by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR, or (b) the Administrative Agent shall have received notice from the Required Lenders that LIBOR does not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining its Eurodollar Loans, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower as soon as practicable thereafter. Until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, the Term Loan shall be deemed to be converted into a Base Rate Loan as of such date and shall bear interest at the Base Rate plus the Base Rate Margin.

Section 2.10. Evidence of Indebtedness. Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from the Term Loan made or held by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the amount of the Term Loan held by each Lender and the Type thereof, (ii) the date of each continuation thereof pursuant to Section 2.4, (iv) if applicable, the date of any required conversion of Term Loan to a Base Rate Loan, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of the Term Loan and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Term Loan and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence (absent manifest error) of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Term Loan (both principal and unpaid accrued interest) in accordance with the terms of this Agreement. On the Closing Date, the Borrower will execute and deliver a Term Note to the Initial Lender.

Section 2.11. Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to maintain or continue any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to continue the Term Loan as a Eurodollar Loan shall be suspended. In the case of the Eurodollar Loan then outstanding, the Term Loan shall be converted to a Base Rate Loan either (x) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Eurodollar Loan to such date or (y) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date.

Section 2.12. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of LIBOR hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the calculation of LIBOR); or

(ii) impose on any Lender or the eurodollar interbank market any other condition affecting this Agreement or a Eurodollar Loan made or held by such Lender;

and the result of the foregoing is to increase the cost to such Lender of continuing or maintaining a Eurodollar Loan or to reduce the amount received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by such Lender (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within five Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital (or on the capital of such Lender’s parent corporation) as a consequence of its obligations hereunder to a level below that which such Lender or such Lender’s parent corporation could have achieved but for such Change in Law (taking into consideration such Lender’s policies or the policies of such Lender’s parent corporation with respect to capital adequacy) then, from time to time, within five Business Days after receipt by the Borrower of written demand by such Lender (with a copy thereof to the Administrative Agent, the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or such Lender’s parent corporation for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error. The Borrower shall pay any such Lender such amount or amounts within 10 days after receipt thereof.

(d) Failure or delay on the part of a Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation.

Section 2.13. Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion (even though involuntary) of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to prepay or continue a Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any actual loss, cost or expense incurred by such Lender attributable to such event. Such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at LIBOR applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to continue for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if

LIBOR were set on the date such Eurodollar Loan was prepaid or the date on which the Borrower failed to continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section 2.13 submitted to the Borrower by any Lender shall be conclusive, absent manifest error.

Section 2.14. Taxes.

(a) Any and all payments by or on account of any Obligation of the Borrower under this Agreement shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or any Lender (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability, together with reasonable evidence of such payment, as applicable, delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces or eliminates the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payments to the Foreign Lender from the Borrower hereunder qualify as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a 10% shareholder of the Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is a related Person to the Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including Forms W-8 IMY or W-8 EXP. Each such Foreign Lender shall deliver to the Borrower and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation). In addition, each such Foreign Lender shall deliver such forms within ten (10) Business Days after the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each such Foreign Lender shall promptly notify the Borrower and the Administrative Agent in writing at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose).

Section 2.15. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees or of amounts payable under Section 2.5, Section 2.6 or Section 2.7 or otherwise) prior to 12:00 noon, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except that payments pursuant to Section 2.12, Section 2.13 and Section 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on the portion of the Term Loan held by such Lender that would result in such Lender receiving payment of a greater proportion than its Pro Rata Share, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loan of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective portions of the Term Loan; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loan to any assignee or Participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) The Administrative Agent will promptly distribute amounts due hereunder to the Lenders from the Borrower only after such amounts have been paid by the Borrower to, and receipt thereof has been confirmed by, the Administrative Agent.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.3(a), Section 2.15(d), or Section 10.3(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.16. Mitigation of Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its portion of the Term Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable credit judgment of such Lender, such designation or assignment

(i) would eliminate or reduce amounts payable under Section 2.12 or Section 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.

(b) If (1) any Lender requests compensation under Section 2.12, or (2) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or (3) any Lender suspends its obligation to maintain Eurodollar Loans pursuant to Section 2.11 (provided, that this clause (3) shall not apply if the Required Lenders have suspended their respective obligations to maintain a Eurodollar Loan pursuant to Section 2.11) or (4) any Lender that is not the Administrative Agent does not consent to any amendment, waiver or consent to any Loan Document for which the consent of the Required Lenders is obtained and that requires the consent of all Lenders, then the Borrower may, at its sole cost and expense, upon notice to any such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)) all of its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such assigning Lender shall have received payment of an amount equal to the outstanding principal amount of the Term Loan owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts) and (iii) in the case of a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction or elimination of such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of an irrevocable waiver by such Lender, the circumstances entitling the Borrower to require such assignment and delegation ceases to apply.

ARTICLE III. CONDITIONS PRECEDENT TO EFFECTIVENESS

Section 3.1. Conditions To Effectiveness. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2).

(a) The Initial Lender shall have received all fees and other amounts due and payable on or prior to the Closing Date, including (i) reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Initial Lender) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and (ii) the upfront fees payable to the Initial Lender in accordance with the commitment letter between the Borrower and the Initial Lender.

(b) The Initial Lender (or its counsel) shall have received the following, each in form and substance satisfactory to the Initial Lender:

(i) a counterpart of this Agreement signed by or on behalf of each party hereto;

(ii) a duly executed Term Note payable to the Initial Lender;

(iii) a certificate of the Secretary or Assistant Secretary of the Borrower in the form of Exhibit 3.1(b)(iii), attaching and certifying copies of its bylaws and of the resolutions of its board of directors, authorizing the execution, delivery and performance of the Loan Documents and certifying the name, title and true signature of each officer of the Borrower executing the Loan Documents;

(iv) (a) certified copies of the certificate of incorporation of the Borrower, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of incorporation of the Borrower and each other jurisdiction where the Borrower is required to be qualified to do business as a foreign corporation, and (b) certificates of good standing or existence with respect to each material Subsidiary of the Borrower (which shall include, in any event, each Financial Institution Subsidiary), as may be available from the Secretary of State of the jurisdiction of incorporation of each such Subsidiary and each other jurisdiction where such Subsidiary is required to be qualified to do business as a foreign corporation;

(v) a favorable written opinion of Watkins, Ludlam Winter Stennis P.A., counsel to the Borrower, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Borrower, the Loan Documents and the transactions contemplated therein as the Initial Lender shall reasonably request;

(vi) a certificate in the form of Exhibit 3.1(b)(vi), dated the Effective Date and signed by a Responsible Officer, certifying that (w) no Default or Event of Default exists, (x) all representations and warranties of the Borrower set forth in the Loan Documents are true and correct on and as of the Effective Date, (y) since December 31, 2010, there shall have been no change, event or other circumstance which has had or could reasonably be expected to have a Material Adverse Effect and (z) no consents, approvals, authorizations, registrations, filings or orders of the type described in Section 3.1(b)(vii) below are required to be made or obtained in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any transaction contemplated thereby;

(vii) certified copies of all consents, approvals, authorizations, registrations and filings and orders required to be made or obtained under any applicable laws, or by any Contractual Obligation of the Borrower, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated hereby or thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority regarding the Term Loan or any transaction being financed with the proceeds thereof shall be ongoing;

(viii) copies of (A) the internally prepared quarterly financial statements of the Borrower and its Subsidiaries on a consolidated basis for the Fiscal Quarter ending March 31, 2011, and (B) the audited consolidated financial statements for Borrower and its Subsidiaries for the Fiscal Years ending December 31, 2010, 2009 and 2008;

(ix) the results of a recent UCC, tax, judgment and lien searches in respect of the Borrower, and such searches shall reveal no Liens of record other than Liens expressly permitted pursuant to Section 7.2; and

(x) such other documents, agreements and instruments as the Administrative Agent on behalf of the Lenders may reasonably request.

Section 3.2. Term Loan Borrowing. The obligation of the Initial Lender to make the Term Loan under this Agreement is subject to the satisfaction of the following conditions:

(a) all of the conditions set forth in Section 3.1 shall have been satisfied;

(b) a certificate in the form of Exhibit 3.2(b), dated the Closing Date and signed by a Responsible Officer, certifying that (x) at the time of and immediately after giving effect to the funding of the Term Loan, no Default or Event of Default exists, (y) all representations and warranties of the Borrower set forth in the Loan Documents are true and correct on and as of the Closing Date (except for representations and warranties expressly made as of a prior date, which such representations and warranties shall be true and correct in all material respects as of such date) and (z) since December 31, 2010, there shall have been no change, event or other circumstance which has had or could reasonably be expected to have a Material Adverse Effect;

(c) evidence that the Borrower and Whitney Holding Company (“Whitney”) shall have filed certificates of merger (with an effective time not later than June 4, 2011) with the Secretary of State of the State of Mississippi and the Secretary of State of the State of Louisiana pursuant to which Whitney shall be merged into the Borrower in accordance with and pursuant to the terms of that certain Agreement and Plan of Merger dated as of December 21, 2010 (the “Merger Agreement”) between Whitney and the Borrower;

(d) evidence that, since May 1, 2011, the Borrower shall have received cash dividends from one or more of its Financial Institution Subsidiaries in an aggregate amount of not less than $75,000,000;

(e) no legislation has been passed or any suit, challenge, claim or other proceeding has been instituted the effect of which is to prohibit, enjoin (or to declare unlawful or improper) or otherwise adversely affect, in the Initial Lender’s sole and absolute judgment, the transactions contemplated by the Merger Agreement or the Borrower’s performance of its obligations hereunder, and no litigation or governmental proceeding has been instituted or threatened against the Borrower or any Financial Institution Subsidiary or any of their officers or shareholders which, in the sole discretion of the Initial Lender, may prevent the consummation of the transactions contemplated by the Merger Agreement or adversely affect the financial condition or operations of the Borrower or such Financial Institution Subsidiary;

(f) the Initial Lender shall have received a duly executed Notice of Borrowing in accordance with Section 2.2 hereof;

(g) the Initial Lender shall have received a duly completed and executed Compliance Certificate calculated as of March 31, 2011 (giving pro forma effect to the merger described in clause (c) immediately above, the funding of, and the use of the proceeds of, the Term Loan to be funded on the Closing Date); and

(h) the Initial Lender shall have received such other documents, certificates, information or legal opinions as it may reasonably request, all in form and substance reasonably satisfactory to the Initial Lender.

The delivery by the Borrower of the Notice of Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b), (c), (d), (e) and (f) of this Section 3.2.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to Initial Lender as follows:

Section 4.1. Existence; Power. Each of the Borrower and its Subsidiaries (i) is duly organized and validly existing as a corporation, bank or other entity, as the case may be, under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 4.2. Organizational Power; Authorization. The Borrowing, and the execution, delivery and performance by the Borrower of each of the Loan Documents are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate, and if required, stockholder, action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the Borrower will constitute, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3. Governmental Approvals; No Conflicts. The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the articles of incorporation or by-

laws of the Borrower or any order of any Governmental Authority binding upon Borrower, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower or any of its Subsidiaries or any of their respective assets or give rise to a right thereunder to require any payment to be made by the Borrower or any such Subsidiary and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary. All necessary regulatory approvals have been obtained for the Borrower and its Subsidiaries to conduct their respective businesses.

Section 4.4. Financial Statements. The Borrower has furnished to the Initial Lender (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2010 and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal year then ended prepared by PricewaterhouseCoopers LLP and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of March 31, 2011, and the related unaudited consolidated statements of income and cash flows for the Fiscal Quarter and year-to-date period then ending, certified by a Responsible Officer, subject to year end audit adjustments and the absence of footnotes. Such financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as of such date and the consolidated results of operations and cash flows for such period in conformity with GAAP consistently applied. Since December 31, 2010, there have been no changes with respect to the Borrower and its Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect. In addition, the Borrower has provided to the Lenders copies of the Call Reports filed by its Financial Institution Subsidiaries for the period ending March 31, 2011, and copies of the FRY-9LP Report and the FRY-9C Report filed by the Borrower for the period ending March 31, 2011. Each of such reports filed by the Borrower or the Financial Institution Subsidiaries with any Governmental Authority is true and correct and is in accordance with the respective books of account and records of the Borrower and the Financial Institution Subsidiaries, and has been prepared in accordance with applicable banking regulations, rules and guidelines on a basis consistent with prior periods, and fairly and accurately presents, in all material respects, the financial condition of the Borrower and the Financial Institution Subsidiaries and their respective assets and liabilities and the results of their respective operations as of such date.

Section 4.5. Litigation Matters and Enforcement Actions. No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against, or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document. None of the Borrower, or any of the Financial Institution Subsidiaries, or any of their respective officers or directors, is now operating under any currently effective written restrictions agreed to by the Borrower or any of the Financial Institution Subsidiaries, or agreements, memoranda, or written commitments by the Borrower or any of the Financial Institution Subsidiaries (other than restrictions of general application) imposed or required by any Governmental Authority nor are any such restrictions threatened or agreements, memoranda or commitments being sought by any Governmental Authority.

Section 4.6. Compliance with Laws and Agreements. The Borrower and each Subsidiary is in compliance with all applicable laws (including without limitation all Environmental Laws and all federal and state banking statutes) and all rules, regulations (including without limitation all applicable federal and state banking regulations) and orders of any Governmental Authority, except where failure to do so could not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any of the Financial Institution Subsidiaries is in material default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing indebtedness of any kind or pursuant to which any such indebtedness is issued, or other agreement or instrument to which the Borrower or any Financial Institution Subsidiary is a party or by which the Borrower or any such Financial Institution Subsidiary or any of their respective properties may be bound or affected.

Section 4.7. Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company”, as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 4.8. Taxes. The Borrower and its Subsidiaries have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (i) to the extent the failure to do so would not have a Material Adverse Effect or (ii) where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves.

Section 4.9. Margin Regulations. None of the proceeds of the Term Loan will be used for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of Regulation U.

Section 4.10. ERISA. (a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The “benefit obligations” of all Plans did not, as of December 31, 2010, exceed the “fair market value of the assets” of such Plans by more than $5,000,000. No event has occurred since December 31, 2010 that would cause the “benefit obligations” of all Plans to exceed the “fair market value of the assets” of such Plans by the dollar amount specified in the previous sentence. The terms “benefit obligations” and “fair market value of assets” shall be determined by and with such terms defined in accordance with Statement of Financial Accounting Standards No. 158.

(b) Each Employee Benefit Plan is in compliance in all material respects with the applicable provisions ERISA, the Code and other applicable law. Except with respect to Multiemployer Plans, each Qualified Plan (I) has received a favorable determination from the

IRS applicable to the Qualified Plan’s current remedial amendment cycle (as described in Revenue Procedure 2007-44 or “2007-44” for short), (II) has timely filed for a favorable determination letter from the IRS during its staggered remedial amendment cycle (as defined in 2007-44) and such application is currently being processed by the IRS, (III) has filed for a determination letter prior to its “GUST remedial amendment period” (as defined in 2007-44) and received such determination letter and the staggered remedial amendment cycle first following the GUST remedial amendment period for such Qualified Plan has not yet expired or (IV) is maintained under a prototype or volume submitter plan and may rely upon a favorable opinion or letter issued by the IRS with respect to such prototype or volume submitter plan. No event has occurred which would cause the loss of the Borrower’s or any ERISA Affiliate’s reliance on the Qualified Plan’s favorable determination letter or opinion or advisory letter.

(c) With respect to any Employee Benefit Plan that is a retiree welfare benefit arrangement, all amounts have been accrued on the Borrower’s financial statements in accordance with Statement of Financial Accounting Standards No. 106.

(d) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) there are no pending or to the best of the Borrower’s knowledge, threatened claims, actions or lawsuits or action by any Governmental Authority, participant or beneficiary with respect to a Employee Benefit Plan; (ii) there are no violations of the fiduciary responsibility rules with respect to any Employee Benefit Plan; and (iii) neither the Borrower nor ERISA Affiliate has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Code, in connection with any Employee Benefit Plan, that would subject the Borrower to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Code.

Section 4.11. Disclosure. The Borrower has disclosed to the Initial Lender all agreements, instruments, and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports (including without limitation all reports that the Borrower is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the Borrower to the Initial Lender in connection with this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading.

Section 4.12. Subsidiaries. Schedule 4.12 sets forth the name of, the ownership interest of the Borrower in, and the jurisdiction of incorporation of Financial Institution Subsidiary and each other Subsidiary, in each case as of the Closing Date. All of the capital stock of each of the Borrower’s Subsidiaries has been duly authorized and validly issued, and is fully paid and non-assessable. Except as set forth on Schedule 4.12, the Borrower owns all of the issued and outstanding capital stock of each of its Subsidiaries free and clear of any Lien.

Section 4.13. Dividend Restrictions; Other Restrictions.

(a) No Financial Institution Subsidiary has violated any applicable regulatory restrictions on dividends, and no Governmental Authority has taken any action to restrict the payment of dividends by any Financial Institution Subsidiary.

(b) Neither the Borrower nor any Subsidiary is under investigation by, or is operating under any restrictions (excluding any restrictions on the payment of dividends referenced in subsection (a) above) imposed by or agreed to with, any Governmental Authority, other than routine examinations by such Governmental Authorities.

(c) Except as set forth as an exhibit to the Borrower’s Form 10-K for its fiscal year ended December 31, 2010, or its Quarterly Reports on Form 10-Q for its fiscal quarter ended March 31, 2011, or described therein, neither the Borrower nor any of the Financial Institution Subsidiaries is a party, nor is bound by, any material contract or agreement or instrument, or subject to any charter or other corporate restriction, that is of a type that the Borrower is required to file as an exhibit to its Form 10-K annual reports or otherwise describe therein.

Section 4.14. Capital Measures. (a) The Borrower is “well capitalized”, as determined in accordance with any regulations established by any Governmental Authority having regulatory authority over it and (b) each Financial Institution Subsidiary has been, or are deemed to have been, notified by the appropriate Governmental Authority having regulatory authority over each of them that each of them is “well capitalized”, as determined in accordance with any regulations established by such Governmental Authority.

Section 4.15. FDIC Insurance. The deposits of each Financial Institution Subsidiary that is an “insured depository institution” (within the meaning of § 12 U. S. C. 1831(c)) are insured by the FDIC and no act has occurred that would adversely affect the status of such Financial Institution Subsidiary as an FDIC insured bank.

Section 4.16. Ownership of Property.

(a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of the Borrower referred to in Section 4.4 or purported to have been acquired by the Borrower or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens other than those Liens permitted by Section 7.2. All leases that individually or in the aggregate are material to the business or operations of the Borrower and its Subsidiaries are valid and subsisting and are in full force.

(b) Each of the Borrower and its Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe in any material respect on the rights of any other Person.

(c) The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any applicable Subsidiary operates.

Section 4.17. OFAC. Neither the Borrower nor any of its Subsidiaries (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2 or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 4.18. Patriot Act. Each of the Borrower and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Obligations will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 4.19. Solvency. After giving effect to the execution and delivery of the Loan Documents and the making of the Term Loan under this Agreement, neither the Borrower nor its Subsidiaries will be “insolvent,” within the meaning of such term as defined in § 101(32) of Title 11 of the United States Code, as amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

ARTICLE V. AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that so long as any principal of and interest on the Term Loan or any fee or other obligation owing hereunder remains unpaid:

Section 5.1. Financial Statements and Other Information. The Borrower will deliver to the Administrative Agent and each Lender:

(a) as soon as available and in any event within 90 days after the end of each fiscal year of Borrower, a copy of the annual audited report for such fiscal year for the Borrower and its Subsidiaries, containing (i) a consolidated and consolidating balance sheet and the related consolidated and consolidating statements of income, of changes in shareholders’ equity and of cash flows (together with all footnotes thereto), and (ii) a condensed balance sheet of the Borrower only and the related condensed statements of income and of cash flows, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and reported on by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations and cash flows on a consolidated and consolidating basis of the Borrower for such fiscal year in accordance with GAAP and that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards; provided, that the requirements set forth in this clause (a), other than the certification of the Borrower’s certified public accountants set forth in clause (ii) above, may be fulfilled by providing to the Administrative Agent and the Lenders the report of the Borrower to the SEC on Form 10-K for the applicable fiscal year;

(b) as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, an unaudited balance sheet of the Borrower and its Subsidiaries on a consolidated basis as of the end of such fiscal quarter and the related unaudited statements of income and cash flows of the Borrower and its Subsidiaries on a consolidated basis, each for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower’s previous fiscal year, all certified by the chief financial officer or treasurer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes; provided, that the requirements set forth in this clause (b) with respect to the financial information of the Borrower and its Subsidiaries on a consolidated and consolidating basis may be fulfilled by providing to the Administrative Agent and the Lenders the report of the Borrower to the SEC on Form 10-Q for the applicable fiscal quarter;

(c) concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a Compliance Certificate, (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, and (ii) setting forth in reasonable detail calculations demonstrating compliance with Article VI;

(d) concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, duly executed copies of the Borrower’s then-current FR Y-9C Report and FR Y-9LP Report and a duly executed copy of the then-current Call Report for each Financial Institution Subsidiary;

(e) as soon as available and in any event within 60 days after the first day of each fiscal year of the Borrower, a budget prepared on a consolidated and quarterly basis in reasonable detail (including budgeted income statements, statements of cash flow and balance sheets and the principal assumptions upon which such budgets are based) prepared by the Borrower for such fiscal year in form and content reasonably acceptable to the Administrative Agent;

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be (to the extent not otherwise required to be delivered to the Administrative Agent or the Lenders hereunder);

(g) promptly after receiving knowledge thereof, written notice of all material charges, material assessments, actions, suits and proceedings (as well as notice of the outcome of any such charges, assessments, orders, actions, suits and proceedings) that are proposed or initiated by, or brought before, any court or Governmental Authority, in connection with the Borrower or any of the Financial Institution Subsidiaries, other than ordinary course of business litigation or proceedings which, if adversely decided, could not reasonably be expected to have a Material Adverse Effect; and

(h) promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any Subsidiary, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 5.1(a) or (b) or Section 5.1(f) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents or provides a link thereto on the Borrower’s website on the internet at the website address set forth in Section 10.1 or (ii) on which such documents are posted on the Borrower’s behalf on an internet or intranet website, if any, to which the Administrative Agent and each Lender have access; provided, that (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender if so requested until a written notice is received by the Borrower from the Administrative Agent or such Lender to cease delivering paper copies and (B) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent and each Lender by electronic mail electronic versions (i.e. soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of all Compliance Certificates.

Section 5.2. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower or its Subsidiaries in an aggregate amount exceeding $2,500,000;

(d) any material investigation of the Borrower or any Subsidiary by any Governmental Authority having regulatory authority over the Borrower or any such Subsidiary (other than routine examinations of the Borrower and/or any such Subsidiary) to the extent that such Governmental Authority has consented to the giving of such notice (if the consent of such Governmental Authority is required for the Borrower to give such notice);

(e) the issuance of any cease and desist order (whether written or oral), written agreement, cancellation of insurance or other public or enforcement action by the FDIC or other Governmental Authority having regulatory authority over the Borrower or any Subsidiary;

(f) the issuance of any material informal enforcement action, including, without limitation, a memorandum of understanding or proposed disciplinary action by or from any Governmental Authority having regulatory authority over the Borrower or any Subsidiary, to the extent that the Borrower or any such Subsidiary is permitted to disclose such information (provided that the Borrower shall take all reasonable efforts to obtain any necessary regulatory consents); and

(g) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto; provided, that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.

Section 5.4. Compliance with Laws, Etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority (including without limitation all federal and state banking statutes and regulations) applicable to its assets, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.5. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and all claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.6. Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated and consolidating financial statements of Borrower in conformity with GAAP.

Section 5.7. Visitation, Inspection, Etc. The Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Administrative Agent and of each Lender to, subject to Section 10.11, visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or such Lender may reasonably request after reasonable prior notice to the Borrower and at the Borrower’s expense.

Section 5.8. Maintenance of Properties; Insurance.

(a) The Borrower will, and will cause each of its Subsidiaries to, (i) keep and maintain all property material to the conduct of its business in good working order and condition, except for ordinary wear and tear and except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (ii) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations.

(b) The deposits of each Financial Institution Subsidiary will at all times be insured by the Federal Deposit Insurance Corporation (“FDIC”).

Section 5.9. Use of Proceeds. The Borrower will use the proceeds of the Term Loan to finance, in part, the cost of acquiring Whitney’s TARP preferred stock and warrants held by the U.S. Treasury. No part of the proceeds of the Term Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the FRB, including Regulation T, U or X.

Section 5.10. Further Assurances. The Borrower agrees, upon request of the Administrative Agent, to execute and deliver or cause to be executed and delivered such further instruments, documents and certificates, and to and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

ARTICLE VI. FINANCIAL COVENANTS

The Borrower covenants and agrees that so long as any principal of and interest on the Term Loan or any fee or other obligation owing hereunder remains unpaid:

Section 6.1. Consolidated Net Worth. The Borrower will not permit its Consolidated Net Worth as at June 30, 2011 to be less than $2,100,000,000. Further, the Borrower will not permit its Consolidated Net Worth at any time after June 30, 2011 (measured at the end of each Fiscal Quarter after June 30, 2011) to be less than (i) $2,100,000,000 plus (ii) 50% of Consolidated Net Income earned on a cumulative basis for each Fiscal Quarter commencing with the Fiscal Quarter ending September 30, 2011; provided, that if Consolidated Net Income is negative in any Fiscal Quarter, the amount added for such Fiscal Quarter shall be zero and such negative Consolidated Net Income shall not reduce the amount of Consolidated Net Income added from any Fiscal Quarter in such period; plus (iii) 100% of the amount by which the Borrower’s “total stockholders’ equity” (as set forth in the Borrower’s consolidated balance sheet most recently delivered pursuant to Section 5.1(a) or Section 5.1(b), as applicable) is increased after the Closing Date as a result of (A) any public or private offering of capital stock of the Borrower, (B) the issuance of capital stock of the Borrower in any merger transaction or in payment of any purchase price (deferred or otherwise) in any acquisition or (C) the conversion of debt securities of the Borrower to capital stock of the Borrower, but in any event excluding the issuance of capital stock of the Borrower under stock options, stock grants and other compensation plans of the Borrower and/or its Subsidiaries.

Section 6.2. Ratio of Nonperforming Assets to Total Loans and OREO. The Borrower on a consolidated basis will not permit (a) at the end of each Fiscal Quarter through and including June 30, 2012, Nonperforming Assets to be greater than 4.00% of the sum of Total Loans and Other Real Estate Owned and (b) at the end of each Fiscal Quarter after June 30, 2012, Nonperforming Assets to be greater than 3.50% of the sum of Total Loans and Other Real Estate Owned. For purposes of determining compliance with this Section, the defined terms used in this Section shall exclude, without duplication, assets that are covered under loss-sharing or risk-sharing agreements with the FDIC.

Section 6.3. Regulatory Capital.

(a) The Borrower will be “well-capitalized” for all applicable state and federal regulatory purposes at all times, and the Borrower (i) will have a Total Risk-based Capital Ratio of 11.50% or greater, a Tier 1 Risk-based Capital Ratio of 9.50% or greater, and a Leverage Ratio of 7.00% or greater (each as defined by applicable federal and state regulations or orders), and will not be subject to any written agreement, order, capital directive or prompt corrective action directive by any Governmental Authority having regulatory authority over the Borrower or (ii) if required by any Governmental Authority having regulatory authority over the Borrower in order to remain “well capitalized” and in compliance with all applicable regulatory requirements, will have such higher amounts of Total Risk-based Capital and Tier 1 Risk-based Capital and/or such greater Leverage Ratio as specified by such Governmental Authority.

(b) Each Financial Institution Subsidiary of the Borrower will be “well capitalized” for all applicable state and federal regulatory purposes at all times, and such Financial Institution Subsidiary (i) will have a Total Risk-based Capital Ratio of 11.50% or greater, a Tier 1 Risk-based Capital Ratio of 9.50% or greater, and a Leverage Ratio of 7.00% or greater (each as defined by applicable federal and state regulations or orders) and not be subject to any written agreement, order, capital directive or prompt corrective action directive by any Governmental Authority having regulatory authority over such Financial Institution Subsidiary or (ii) if required by any Governmental Authority having regulatory authority over such Financial Institution Subsidiary in order to remain “well capitalized” and in compliance with all applicable regulatory requirements, will have such higher amounts of Total Risk-based Capital and Tier 1 Risk-based Capital and/or such greater Leverage Ratio as specified by such Governmental Authority.

(c) Notwithstanding the foregoing, if at any time any such Governmental Authority changes the definition of “well capitalized” either by amending such ratios or otherwise, such amended definition, and any such amended or new ratios, shall automatically, and in lieu of the existing definitions and ratios set forth in this Section, be incorporated by reference into this Agreement as the minimum standard for the Borrower or any Financial Institution Subsidiary, as the case may be, on and as of the date that any such amendment becomes effective by applicable statute, regulation, order or otherwise.

ARTICLE VII. NEGATIVE COVENANTS

The Borrower covenants and agrees that so long as any principal of and interest on the Term Loan or any fee or other obligation owing hereunder remains unpaid:

Section 7.1. Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of the Borrower created pursuant to the Loan Documents;

(b) Indebtedness existing on the date hereof and set forth on Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

(c) Permitted Financial Institution Subsidiary Indebtedness;

(d) Indebtedness constituting obligations of the Borrower and any Financial Institution Subsidiary under debentures, indentures, trust agreements and guarantees in connection with the issuance by such Persons of trust preferred securities and other types of hybrid securities (but only to the extent that the Governmental Authority having regulatory authority over the Borrower permits the inclusion of such securities in the calculation of its Total Risk-based Capital Ratio or its Tier I Risk-based Capital Ratio under Section 6.3); provided, that aggregate amount outstanding at any time under this clause (d) shall not to exceed $5,000,000;

(e) (i) Indebtedness owed by the Borrower or any “affiliate” of the Borrower (as defined in Regulation W of the FRB and sections 23A and 23B of the Federal Reserve Act) to any Financial Institution Subsidiary not in violation of Regulation W of the FRB (as amended, supplemented or otherwise modified), or (ii) Indebtedness owed by any Subsidiary to the Borrower or (iii) Indebtedness owed by the Borrower or any Subsidiary to a Subsidiary other than a Financial Institution Subsidiary;

(f) Indebtedness constituting capital leases of any real property and improvements thereon that are owned by the Borrower or any Subsidiary and that have been sold by the Borrower or such Subsidiary to a third person and have been leased back from such Person;

(g) Any other Indebtedness that is subordinated to the Indebtedness under this Agreement on the following terms: (i) no part of the principal of such Indebtedness is stated to be payable or is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the date that is 6 months following the Maturity Date and the payment of principal of which and any other obligations of the Borrower with respect thereof (other than interest subject to clause (g)(ii) below) are subordinated to the prior payment in full of principal and interest (including post-petition interest) and all other obligations and amounts of the Borrower to the Lenders hereunder on terms and conditions first approved in writing by the Required Lenders, (ii) no part of the interest accruing on such Indebtedness is payable, without the prior written consent of the Required Lenders, after a Default or Event of Default has occurred and is continuing, and (iii) such Indebtedness otherwise contains terms, covenants and conditions in form and substance reasonably satisfactory to the Required Lenders as evidenced by its prior written approval thereof;

(h) other unsecured Indebtedness of the Borrower and its Subsidiaries in an aggregate amount outstanding at any time not to exceed $5,000,000; and

(i) Purchase money indebtedness and capitalized lease obligations secured by Liens permitted under this Agreement in an aggregate amount outstanding at any time not to exceed $5,000,000.

Section 7.2. Negative Pledge. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired (including without limitation in the case of the Borrower, the capital stock of any Financial Institution Subsidiary), except:

(a) Liens (if any) created in favor of the Administrative Agent for the benefit of the Lenders;

(b) Permitted Encumbrances;

(c) Liens granted to secure any Indebtedness expressly permitted pursuant to Section 7.1(c), and Section 7.1(f) (as long as such Lien shall extend only to the real property and improvements subject to such capital leases);

(d) Liens on property of the Borrower or any of its Subsidiaries created solely for the purpose of securing Indebtedness expressly permitted by Section 7.1(i), representing or incurred to finance, refinance or refund the purchase price of property, provided that no such Lien shall extend to or encumber other property of the Borrower or such Subsidiary other than the respective property so acquired, and the principal amount of Indebtedness secured thereby shall at no time exceed the original purchase price of such property; and

(e) extensions, renewals, or replacements of any Lien referred to in paragraphs (a), (b), (c) and (d) of this Section.

Notwithstanding anything herein or otherwise to the contrary, the Borrower shall not grant any Lien, or otherwise permit any Lien to exist, on the capital stock of any Financial Institution Subsidiary (other than Liens in favor of the Administrative Agent for the benefit of the Lenders).

Section 7.3. Fundamental Changes.

(a) The Borrower will not, and will not permit any Subsidiary to, (i) merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or (ii) sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or a material portion of its assets (other than in the ordinary course of business) or all or substantially all of the stock of any of its Subsidiaries or (iii) liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto on a pro forma basis, no Default or Event of Default shall have occurred, (A) the Borrower or any Subsidiary may merge with a Person, provided that (1) if the Borrower is a party to such merger, the Borrower shall be the surviving Person, (2) if a Subsidiary is a party to such merger, such Subsidiary shall be the surviving Person (if two Subsidiaries are party to such merger, one of those Subsidiaries shall be the surviving Person) and (3) such merger shall not constitute a Change in Control of the Borrower, (B) any Subsidiary may sell, lease, transfer or dispose of its assets to the Borrower or another Subsidiary, (C) any Financial Institution Subsidiary may sell loans, investments, or other similar assets in the ordinary course of its business, provided, that such sale or series of sales do not constitute a sale of all or substantially all of such Financial Institution Subsidiary’s assets (D) the Borrower and any Subsidiary may sell any (i) real property and improvements thereon that are owned (in whole or in part) by the Borrower or such Subsidiary and that are subsequently leased back by the Borrower or such Subsidiary and (ii) Other Real Estate Owned.

(b) The Borrower will not dispose of any stock or other equity interest in any of its Financial Institution Subsidiaries, whether by sale, assignment, lease or otherwise, without the prior written consent of Required Lenders; provided, however, that, if at the time thereof and immediately after giving effect thereto, on a pro forma basis, no Default or Event of Default shall exist or shall have occurred, the Borrower shall be permitted to allow Financial Institution Subsidiaries to be merged into or consolidated with any other Financial Institution Subsidiary.

(c) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto and any types of businesses that are expressly permitted by any Governmental Authority having jurisdiction over the Borrower and/or any Financial Institutions Subsidiary.

Section 7.4. Restricted Payments. The Borrower will not, and will not permit its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance, prepayment or other acquisition of, any shares of capital stock or Indebtedness subordinated to the Obligations of the Borrower or any options, warrants, or other rights to purchase such capital stock or such Indebtedness, whether now or hereafter outstanding (each a “Restricted Payment”); provided, however, that the Borrower and its Subsidiaries may make and agree to make Restricted Payments so long as no Default or Event of Default then exists or would result (on a pro forma basis) from the making of such Restricted Payment; provided, further, however, that any Subsidiary may make Restricted Payments to the Borrower at any time.

Section 7.5. Restrictive Agreements. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its common stock, to make or repay loans or advances to the Borrower or any other Subsidiary, to guarantee Indebtedness of the Borrower or any other Subsidiary or to transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, and (iii) clause (a) shall not apply to customary provisions in leases restricting the assignment thereof.

Section 7.6. Investments, Etc. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any capital stock, Indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of a Person, or of any business or division of any Person (all of the foregoing being collectively called “Investments”), except:

(a) Investments existing on the date hereof (including Investments in Subsidiaries) that have been disclosed to the Lenders and/or that are set forth on the most current financial statements that have been delivered to the Lenders;

(b) Investments purchased in the ordinary course of business by any Financial Institution Subsidiary;

(c) Investments made by the Borrower in or to any Subsidiary and by any Subsidiary in or to the Borrower or in or to another Subsidiary;

(d) Investments made for the purpose of making or consummating an Acquisition; provided, that (i) no Default or Event of Default shall have occurred or would result (on a pro forma basis) from the making or consummation of such Acquisition, (ii) such Acquisitions are undertaken in accordance with all applicable laws, and (iii) the prior written consent or approval of such Acquisition of the board of directors or equivalent governing body of the Person being acquired has been obtained; provided, further, that in the case of any Investment by the Borrower or any Subsidiary in which the Borrower or such Subsidiary acquires, directly or indirectly, fifty percent (50%) or more of the voting stock any Person that is a regulated financial institution, such acquired Person shall become a Financial Institution Subsidiary for purposes of this Agreement;

(e) Guarantees of the Borrower of any Indebtedness expressly permitted under Section 7.1(d); and

(f) Other Investments made in the ordinary course of business and in accordance with applicable laws and regulations and safe and sound business practices.

Section 7.7. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and any Subsidiary not involving any other Affiliates and (c) any Restricted Payment expressly permitted by Section 7.4.

Section 7.8. Hedging Transactions. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which the Borrower or any of the Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (ii) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

Section 7.9. Unsafe and Unsound Practices. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any unsafe or unsound business practice that could reasonably be expected to have a Material Adverse Effect.

Section 7.10. Most Favored Lender Status. The Borrower will not, and will not permit any of its Subsidiaries to, enter into, amend or modify documents evidencing or governing Indebtedness to which the Borrower or its Subsidiaries are bound, that contain, or are amended and modified to contain, one or more Additional Covenants or Additional Defaults, unless in each case the Borrower or such Subsidiary contemporaneously executes an amendment to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, to include such Additional Covenants or Additional Defaults herein; provided, that to the extent that the Borrower or any Subsidiary shall enter into, assume or otherwise become bound by or obligated under such amendment or agreement containing one or more Additional Covenants or Additional Defaults without amending this Agreement to include such Additional Covenants or Additional Defaults, the terms of this Agreement shall nonetheless, without any further action on the part of the Borrower or any Subsidiary, be deemed or amended automatically to include each Additional Covenant and each Additional Default contained in such amendment or agreement.

ARTICLE VIII. EVENTS OF DEFAULT

Section 8.1. Events	of Default. If any of the following events (each an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of the Term Loan when and as the same shall become due and payable, whether at the due date thereof or otherwise; or

(b) the Borrower shall fail to pay any interest on the Term Loan or any fee or any other Obligation (other than an amount payable under clause (a) of this Article), when and as the same shall become due and payable and such failure shall continue unremedied for a period of three (3) days; or

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan

Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by the Borrower or any representative of the Borrower pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect when made or deemed made or submitted; or

(d) the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.1, Section 5.2, Section 5.3 (with respect to the Borrower’s existence), Section 5.7, Section 5.9 or Article VI or Article VII; or

(e) the Borrower shall fail to observe or perform any covenant or agreement contained (i) in this Agreement (other than those referred to in clauses (a), (b) and (d) above), and such failure shall remain unremedied for 30 days after the earlier of (x) any officer of the Borrower becomes aware of such failure, or (y) notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders or (ii) in any other Loan Document (after taking into consideration any applicable grace periods); or

(f) the Borrower or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any Indebtedness (other than under this Agreement or the Term Note) owed to any Lender or to any other Person, in each case, in an amount greater than $5,000,000 that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness (without regard to whether such holders or other Person shall have exercised or waived their right to do so); or any such Indebtedness shall be declared to be due and payable; or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof (and for purposes of determining the amount of attributed Indebtedness under this clause (f) from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations); or

(g) the Borrower or any Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i) without duplication of clause (f) of this Section 8.1, the Borrower or any Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(j) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrower and the Subsidiaries in an aggregate amount exceeding $5,000,000; or

(k) any judgment or order for the payment of money in excess of $5,000,000 in the aggregate not covered by insurance and for which the applicable insurer shall have acknowledged in writing that such claim or payment is insured shall be rendered against the Borrower or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(l) any non-monetary judgment or order shall be rendered against the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m) a Change in Control shall occur; or

(n) any Governmental Authority having regulatory authority over the Borrower or any Subsidiary shall take any action that restricts, or has the practical effect of restricting, the payment of dividends from any such Subsidiary to the Borrower or the payment of any debt owing by a Subsidiary to the Borrower; or

(o) any Financial Institution Subsidiary shall cease for any reason (other than as a result of being merged into another Financial Institution Subsidiary) to be an insured bank under the Federal Deposit Insurance Act, as amended; or

(p) the FRB, the FDIC or any other Governmental Authority charged with the regulation of bank holding companies or depository institutions: (i) issues (whether orally or in writing) to the Borrower or any Financial Institution Subsidiary, or initiates through formal proceedings any action, suit or proceeding to obtain against, impose on or require from the Borrower or any Financial Institution Subsidiary, a cease and desist order or similar regulatory order, the assessment of civil monetary penalties, articles of agreement, a memorandum of understanding, a capital directive, a capital restoration plan, restrictions that prevent or as a practical matter impair the payment of dividends by any Financial Institution Subsidiary or the payments of any debt by the Borrower, restrictions that make the payment of the dividends by any Financial Institution Subsidiary or the payment of debt by the Borrower subject to prior regulatory approval, a notice or finding under subsection 8(a) of the Federal Deposit Insurance Act, as amended, or any similar enforcement action, measure or proceeding; or (ii) proposes or issues (whether orally or in writing) to any executive officer or director of the Borrower or any Financial Institution Subsidiary, or initiates any action, suit or proceeding to obtain against, impose on or require from any such officer or director, a cease and desist order or similar regulatory order, a removal order or suspension order, or the assessment of civil monetary penalties, unless any such orders or penalties would not reasonably be expected to have a Material Adverse Effect; or

(q) there shall occur with respect to any Financial Institution Subsidiary any event that is grounds for the required submission of a capital restoration plan under 12 U. S. C. §1831o (e)(2) and the regulations thereunder, or a conservator or receiver is appointed for any Financial Institution Subsidiary; or

(r) any order or decree is entered by any court of competent jurisdiction directly or indirectly enjoining or prohibiting the Administrative Agent, any Lender or the Borrower from performing any of their respective obligations under this Agreement or under any of the other Loan Documents and such order or decree is not vacated, and the proceedings out of which such order or decree arose are not dismissed, within 60 days after the granting of such decree or order; or

(s) the Borrower or any Financial Institution Subsidiary shall enter into a written agreement with any Governmental Authority having regulatory authority over such Person for any reason which could reasonably be expected to have a Material Adverse Effect; or

(t) the filing of formal charges by any Governmental Authority or quasi-governmental entity, including, without limitation, the issuance of an indictment under a RICO Related Law against Borrower or any Subsidiary of Borrower; or

(u) Whitney shall have failed for any reason to be merged into the Borrower by June 4, 2011 in accordance with the terms of the Merger Agreement;

then, and in every such event (other than an event with respect to the Borrower or any Subsidiary described in clause (g) or (h) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) declare the principal of and any accrued interest on the Term Loan, and all other

Obligations owing hereunder, to be, whereupon the same shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (ii) exercise all remedies contained in any other Loan Document; and that, if an Event of Default specified in either clause (g) or (h) shall occur, the principal of the Term Loan then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE IX. THE ADMINISTRATIVE AGENT

Section 9.1. Appointment of Administrative Agent. Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through any Affiliate. The exculpatory provisions set forth in this Article shall apply to any such sub-agent and any Affiliate of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.2. Nature of Duties of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.3. Lack of Reliance on the Administrative Agent. Each of the Lenders acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 9.4. Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.5. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6. The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

Section 9.7. Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving 30 days prior written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrower provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States.

(b) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 30 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 30th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article IX shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

ARTICLE X. MISCELLANEOUS

Section 10.1. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:	Hancock Holding Company
One Hancock Plaza
Gulfport, MS 39502
Attn: Chief Financial Officer
Telephone Number: (228) 868-4725
Fax Number: (228) 868-4627

To the Administrative Agent: SunTrust Bank

Agency Services
303 Peachtree Street, 25th Floor
Atlanta, Georgia 30308
Attn: Doug Weltz
Telephone Number: (404) 813-5156
Fax Number: (404) 221-2001

with a copy to

SunTrust Bank
303 Peachtree Street, 25th Floor
Atlanta, Georgia 30308
Attn: K. Scott Bazemore
Telephone Number: (404) 230-5850
Fax Number: (404) 581-1775

To a Lender:	To such Lender’s address or telecopy number, as applicable, as set forth on such Lender’s signature page hereto

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mails or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent shall not be effective until actually received by the Administrative Agent at its address specified in this Section 10.1.

(b) Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice, and the Administrative Agent shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Term Loan and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent or the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent or the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent or the Lenders to be contained in any such telephonic or facsimile notice.

Section 10.2. Waiver; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of the Term Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b) No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders, or the Borrower and the Administrative Agent with the consent of the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall: (i) reduce the principal amount of the Term Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (ii) extend the Maturity Date or otherwise postpone the date fixed for any payment of any principal of, or interest on, the Term Loan or interest thereon or any fees hereunder or reduce the amount of, waive, forgive or excuse any such payment, without the written consent of each Lender affected thereby, (iii) change Section 2.15(b) or Section 2.15(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (iv) change any of the provisions of this Section 10.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; or (v) release any guarantor, if any, or limit the liability of any such guarantor under any guaranty agreement; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent without the prior written consent of such Person. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of this Section notwithstanding (i) any attempted cure or other action taken by the Borrower or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by the Administrative Agent or any Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of this Section).

Section 10.3. Expenses; Indemnification.

(a) The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel for the Administrative Agent and its Affiliates) in connection with any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), and (ii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Term Loan made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Term Loan.

(b) The Borrower shall indemnify the Administrative Agent and each Lender and each officer, director, employee, agents, advisors and Affiliates of the Administrative Agent and each Lender (each, an “Indemnitee”) against, and hold each of them harmless from, any and all costs, losses, liabilities, claims, damages and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, which may be incurred by any Indemnitee, or asserted against any Indemnitee by the Borrower or any third Person, arising out of, in connection with or as a result of (i) the execution or delivery of any this Agreement or any other Loan Document, the performance by the parties hereto of their respective obligations hereunder or the consummation of any of the transactions contemplated hereby, (ii) the Term Loan or any actual or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned by the Borrower or any Subsidiary or any Environmental Liability related in any way to the Borrower or any Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether brought by the Borrower or any third Person and whether based on contract, tort, or any other theory and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) The Borrower shall pay, and hold the Administrative Agent and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, or any payments due thereunder, and save the Administrative Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission by the Borrower to pay such taxes.

(d) To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(e) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, the Term Loan or the use of proceeds thereof.

(f) All amounts due under this Section shall be payable promptly after written demand therefor.

Section 10.4. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).

(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Term Loan at the time owing to it); provided, that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender or to a fund managed by a Lender or an Affiliate of a Lender, each of the Borrower and the Administrative Agent must give their prior written consent (which consent shall not be unreasonably withheld or delayed), provided, that the consent of the Borrower shall not be required during the existence of a Default or an Event of Default, (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or to a fund managed by a Lender or an Affiliate of a Lender or an assignment of the entire amount of the assigning Lender’s Term Loan hereunder or an assignment while an Event of Default has occurred and is continuing, the amount of the Term Loan of the assigning Lender subject to each such assignment (determined as of the date the assignment and acceptance agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (unless the Borrower and the Administrative Agent shall otherwise consent), (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) the assigning Lender and the assignee shall execute and deliver to the Administrative Agent an assignment and acceptance agreement in form and substance acceptable to the Administrative Agent, together with a processing and recordation fee payable by the assigning Lender or the assignee (as determined between such Persons) in an amount equal to $3,500 and (v) such assignee, if it is not a Lender, shall deliver a duly completed Administrative Questionnaire to the Administrative Agent; provided, that any consent of the Borrower otherwise required hereunder shall not be required if an Event of Default has occurred and is continuing. Upon the execution and delivery of the such assignment and acceptance agreement and payment by such assignee to the assigning Lender of an amount equal to the purchase price agreed between such Persons, such assignee shall become a party to this Agreement and any other Loan Documents to which such assigning Lender is a party and, to the extent of such interest assigned by such assignment and acceptance agreement, shall have the rights and obligations of a Lender under this Agreement, and the assigning Lender shall be released from its obligations hereunder to a corresponding extent (and, in the case of an assignment and acceptance agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.11, Section 2.12, Section 2.13 and Section 10.3). Upon the consummation of any such assignment hereunder, the assigning Lender, the Administrative Agent and the Borrower shall make appropriate arrangements to have new Term Notes issued if so requested by either or both the assigning Lender or the assignee. Any assignment or other transfer by a Lender that does not fully comply with the terms of this clause (b) shall be treated for purposes of this Agreement as a sale of a participation pursuant to clause (c) below.

(c) Each Lender may at any time, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement; provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of its obligations hereunder and for such Participant’s compliance with the terms of Section 10.11 of this Agreement, and (iii) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement between such Lender and the Participant with respect to such participation shall provide that such Lender shall retain the sole right and responsibility to enforce this Agreement and the other Loan Documents and the right to approve any amendment, modification or waiver of this Agreement and the other Loan Documents; provided, that such participation agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of this Agreement described in the first proviso of Section 10.2(b) that affects the Participant. The Borrower agrees that each Participant shall be entitled to the benefits Section 2.11, Section 2.12 and Section 2.13 to the same extent as if it were a Lender hereunder and had acquired its interest by assignment pursuant to paragraph (b); provided, that no Participant shall be entitled to receive any greater payment under Section 2.13 than such Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of such participation is made with the Borrower’s prior written consent.

(d) The Lenders may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and the Term Note to secure its obligations to a Federal Reserve Bank without complying with this Section; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.5. Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF) OF THE STATE OF GEORGIA.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any Federal and/or state court located in the State of Georgia and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Georgia state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Lenders may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts that have jurisdiction over the Borrower.

(c) The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any state or federal court located in the State of Georgia and referred to in paragraph (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.6. WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

Section 10.7. Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any and all Obligations owed to such Lender under this Agreement, irrespective of whether such Lender shall have made demand hereunder and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 10.8. Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

Section 10.9. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of the Term Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Term Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Section 2.13 and Section 10.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loan or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Term Loan.

Section 10.10. Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11. Confidentiality. Each of the Administrative Agent and each Lender agrees to maintain the confidentiality of any and all non-public, confidential or proprietary information, identified to the Administrative Agent and the Lenders as such, of or relating to the Borrower or any Subsidiary and their respective businesses, operations, finances or strategies (“Confidential Information”). For purposes of this Section, Confidential Information shall not include: (1) information that was already known to the recipient without an obligation of confidentiality to the Borrower or any Subsidiary with respect to such information, (2) information that was obtained from a third party who was not known to the Administrative Agent or such Lender to be under an obligation of confidentiality to the Borrower or any

Subsidiary with respect to such information, (3) information that is or becomes publicly available, other than through a breach of this Section by the Administrative Agent or any Lender or any Participant or any of their respective representatives, employees or agents. Notwithstanding the foregoing, Confidential Information may be disclosed (i) to any officer, director, agent, affiliate or representative of the Administrative Agent or any such Lender, including without limitation accountants, legal counsel and other advisors; provided, however, that such Person shall agree to be bound by the confidentiality provisions set forth in this Section with respect to such information, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority, (iv) to the extent necessary in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (v) subject to provisions substantially similar to this Section 10.11, to any actual or prospective assignee or Participant, or (vi) with the prior written consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information, but in no event less than a reasonable degree of care.

Section 10.12. Waiver of Effect of Corporate Seal. The Borrower represents and warrants that it is not required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any requirement of law or regulation, agrees that this Agreement is delivered by Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 10.13. Patriot Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

[Remainder of page intentionally left blank. Signatures appear on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Term Loan Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HANCOCK HOLDING COMPANY

By
Name:
Title:

SUNTRUST BANK as Administrative Agent and as Initial Lender

By
Name:
Title:

SCHEDULE 4.12

FINANCIAL INSTITUTION SUBSIDIARIES

Name	Ownership % by Borrower	Jurisdiction of Incorporation

OTHER SUBSIDIARIES

Name	Ownership % by Borrower	Jurisdiction of Incorporation

Schedule 4.12

SCHEDULE 7.1

OUTSTANDING INDEBTEDNESS

Schedule 7.1

EXHIBIT A

FORM OF TERM NOTE

$140,000,000	Date: June 3, 2011 Atlanta, Georgia

FOR VALUE RECEIVED, the undersigned, HANCOCK HOLDING COMPANY, a Mississippi corporation (the “Borrower”), hereby promises to pay to SunTrust Bank (the “Lender”) or its registered assigns at the principal office of SunTrust Bank, as Administrative Agent, or any other office that the Administrative Agent designates, on the Maturity Date (as defined in the Term Loan Agreement dated as of May 20, 2011 (as the same may be amended, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among the Borrower, the lenders from time to time a party thereto (including the Lender) and SunTrust Bank, as Administrative Agent), the lesser of the principal sum of ONE HUNDRED FORTY MILLION AND NO/100 DOLLARS ($140,000,000) and the aggregate unpaid principal amount of the Term Loan made by the Lender to the Borrower pursuant to the Term Loan Agreement, in lawful money of the United States of America in immediately available funds, and to pay interest from the date hereof on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on such dates as provided in the Term Loan Agreement.

The term loan evidenced by this Term Note and all payments and prepayments of the principal hereof and the date thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower to make the payments of principal and interest in accordance with the terms of this Term Note and the Term Loan Agreement.

Upon the occurrence of an Event of Default (as defined in the Term Loan Agreement), at the option of the Required Lenders (as defined in the Term Loan Agreement), the Borrower promises to pay interest, on demand, at a rate or rates provided in the Term Loan Agreement.

This Term Note is issued in connection with, and is entitled to the benefits of, the Term Loan Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events and for the amendment or waiver of certain provisions of the Term Loan Agreement, all upon the terms and conditions therein specified.

THIS TERM NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF GEORGIA (WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

HANCOCK HOLDING COMPANY

By:
Name:
Title:

LOANS AND PAYMENTS

Date	Amount and Type of Loan	Payments of Principal	Unpaid Principal Balance of Term Note	Name of Person Making Notation

EXHIBIT 2.2

FORM OF NOTICE OF BORROWING

[Date]

SunTrust Bank

303 Peachtree Street

Atlanta, Georgia 30308

Attention: K. Scott Bazemore

Ladies and Gentlemen:

Reference is made to the Term Loan Agreement dated as of May 20, 2011 (as amended and in effect on the date hereof, the “Credit Agreement”), among the undersigned, as Borrower, the Lenders named therein and SunTrust Bank, as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes the Notice of Borrowing, and the Borrower hereby requests funding of the Term Loan under the Credit Agreement, and in that connection the Borrower specifies the following information:

(A)	Principal amount of Term Loan: $140,000,000

(B)	Date of Borrowing (which is a Business Day not less than three (3) Business Days after the date hereof): June 3, 2011

(C)	Interest Rate Basis: LIBOR

(D)	Interest Period: month(s)

(E)	Location and number of Borrower’s account to which proceeds of Term Loan are to be disbursed:

The Borrower hereby represents and warrants that the conditions specified in paragraphs (a), (b) and (c) of Section 3.2 of the Credit Agreement are satisfied.

Very truly yours,

HANCOCK HOLDING COMPANY

By:
Name:
Title:

Exhibit 2.2

EXHIBIT 2.4

FORM OF NOTICE OF CONTINUATION

[Date]

SunTrust Bank, as Administrative Agent

303 Peachtree Street, 3rd Floor

Atlanta, Georgia 30308

Attention:

Ladies and Gentlemen:

Reference is made to the Term Loan Agreement dated as of May 20, 2011 (as amended and in effect on the date hereof, the “Credit Agreement”), among the undersigned, as Borrower, the Lenders named therein and SunTrust Bank, as Administrative. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Notice of Continuation and the Borrower hereby requests the continuation of the Term Loan under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Term Loan:

(A)	Effective date of election (which is a Business Day):

(B)	Interest Period for Term Loan:

Very truly yours,

HANCOCK HOLDING COMPANY

By:
Name:
Title:

Exhibit 2.4

EXHIBIT 3.1(b)(iii)

FORM OF SECRETARY’S CERTIFICATE OF

HANCOCK HOLDING COMPANY

Reference is made to that certain Term Loan Agreement dated as of May 20, 2011 (the “Credit Agreement”) among HANCOCK HOLDING COMPANY (the “Borrower”) the lenders named therein, and SunTrust Bank, as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings. This certificate is being delivered pursuant to Section 3.1 of the Credit Agreement.

I,             , Secretary of the Borrower, DO HEREBY CERTIFY that:

a) there have been no amendments or supplements to, or restatements of, the certificate of incorporation of the Borrower delivered pursuant to Section 3.1 of the Credit Agreement;

b) no proceedings have been instituted or are pending or contemplated with respect to the dissolution, liquidation or sale of all or substantially all the assets of the Borrower or threatening its existence or the forfeiture or any of its corporate rights;

c) annexed hereto as Exhibit A is a true and correct copy of the bylaws of the Borrower as in effect on [insert date of board resolutions in (d) below] and at all times thereafter through the date hereof;

d) annexed hereto as Exhibit B is a true and correct copy of certain resolutions duly adopted by the Board of Directors of the Borrower at a meeting of said Board of Directors duly called and held on             , 2011, which resolutions are the only resolutions adopted by the Board of Directors of the Borrower or any committee thereof relating to the Credit Agreement and the other Loan Documents to which the Borrower is a party and the transactions contemplated therein and have not been revoked, amended, supplemented or modified and are in full force and effect on the date hereof; and

e) each of the persons named below is a duly elected and qualified officer of the Borrower holding the respective office set forth opposite his or her name and the signature set forth opposite of each such person is his or her genuine signature:

Name	Title	Specimen Signature
[Include all officers who are signing the Credit Agreement or any other Loan Documents.]

Exhibit 3.1 (b)(iii) - 1

IN WITNESS WHEREOF, I have hereunto signed my name as Secretary of the Borrower and not in an individual capacity this              day of May, 2011.

Name:
Title: Secretary

I,                 ,                          of the Borrower, do hereby certify that                      has been duly elected, is duly qualified and is the Secretary of the Borrower, and that the signature set forth above is [his/her] genuine signature.

Name:
Title:

Exhibit 3.1(b)(iii) - 2

EXHIBIT 3.1(b)(vi)

FORM OF OFFICER’S CERTIFICATE

Reference is made to that certain Term Loan Agreement dated as of May 20, 2011 (the “Credit Agreement”) among HANCOCK HOLDING COMPANY (the “Borrower”) the lenders named therein, and SunTrust Bank, as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings. This certificate is being delivered pursuant to Section 3.1(b)(viii) of the Credit Agreement.

I,                     , the                      of the Borrower, DO HEREBY CERTIFY that:

(a)	the representations and warranties of the Borrower set forth in the Credit Agreement are true and correct on and as of the date hereof;

(b)	no Default or Event of Default has occurred and is continuing at the date hereof;

(c)	since December 31, 2010, there has been no change, event or other circumstance which has had or could reasonably be expected to have a Material Adverse Effect; and

(d)

no consents, approvals, authorizations, registrations, filings or orders are required to be made or obtained under any applicable law, or by any Contractual Obligation of the Borrower, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby.

IN WITNESS WHEREOF, I have hereunto signed my name as                      of the Borrower and not in an individual capacity this                      day of May, 2011.

Name:
Title:

Exhibit 3.1(b)(vi)

EXHIBIT 3.2(b)

FORM OF OFFICER’S CERTIFICATE

Reference is made to that certain Term Loan Agreement dated as of May 20, 2011 (the “Credit Agreement”) among HANCOCK HOLDING COMPANY (the “Borrower”) the lenders named therein, and SunTrust Bank, as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings. This certificate is being delivered pursuant to Section 3.2(b) of the Credit Agreement.

I,                     , the                      of the Borrower, DO HEREBY CERTIFY that:

(a)

the representations and warranties of the Borrower set forth in the Credit Agreement are true and correct on and as of the date hereof (except for representations and warranties expressly made as of a prior date, which such representations and warranties shall be true and correct in all material respects as of such date);

(b)	at the time of and immediately after giving effect to the funding of the Term Loan, no Default or Event of Default exists; and

(c)	since December 31, 2010, there has been no change, event or other circumstance which has had or could reasonably be expected to have a Material Adverse Effect;

IN WITNESS WHEREOF, I have hereunto signed my name as                      of the Borrower and not in an individual capacity this                      day of June, 2011.

Name:
Title:

Exhibit 3.2(b)

EXHIBIT 5.1(c)

FORM OF COMPLIANCE CERTIFICATE

To:	SunTrust Bank, as Administrative Agent

303 Peachtree Street, N.E.

Atlanta, Georgia 30308

Attention: [                    ]

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement dated as of May 20, 2011 (as amended and in effect on the date hereof, the “Credit Agreement”), among HANCOCK HOLDING COMPANY (the “Borrower”), the lenders named therein, and SunTrust Bank, as Administrative Agent. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

I,                     , being the duly elected and qualified, and acting in my capacity as [Chief Financial Officer][President] of the Borrower, hereby certify to the Administrative Agent and each Lender as follows:

1. The financial statements of the Borrower and its Subsidiaries for the Fiscal [Quarter / Year] ending                      provided to the Administrative Agent and the Lenders as provided in Section 5.1 of the Credit Agreement fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as at the end of such Fiscal [Quarter / Year] on a consolidated [(and, as applicable, consolidating)] basis, and the related statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal [Quarter / Year], in accordance with generally accepted accounting principles consistently applied (subject, in the case of such quarterly financial statements, to normal year-end audit adjustments and the absence of footnotes).

2. The calculations set forth in Attachment 1 are computations of the financial covenants set forth in Article VI of the Credit Agreement calculated in accordance with the terms of the Credit Agreement.

3. Based upon a review of the activities of Borrower and its Subsidiaries and the financial statements attached hereto during the period covered thereby, as of the date hereof, there exists no Default or Event of Default.

IN WITNESS WHEREOF, I have hereunto signed my name as [Chief Financial Officer][President] of the Borrower and not in an individual capacity this          day of                 , 201_.

Name:
Title:	[Chief Financial Officer][President]

Exhibit 5.1(c)

Attachment I to Compliance Certificate

For the Fiscal [Quarter / Year] ended

I.	Section 6.1 – Consolidated Net Worth

	A.	Consolidated Net Worth:		$

	B.	Minimum Consolidated Net Worth
		For Quarter Ending June 30, 2011		$2,100,000,000

	C.	Line I.A. equal to or greater than Line I.B:		[Yes – Pass]

[No – Fail]

	D.	Minimum net worth value:

		1.	Fixed value:	$2,100,000,000

2.

50% of Consolidated Net Income earned on a cumulative basis for each Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 2011 (and measured each Fiscal Quarter thereafter starting with the Fiscal Quarter ending September 30, 2011):

$

3.

100% of the amount by which the Borrower’s “total stockholders equity” is increased after the Closing Date as a result of (A) public or private offering of the Borrower’s capital stock, (B) the issuance of the Borrower’s capital stock in any merger transaction or in payment of any purchase price in an acquisition or (C) the conversion of the Borrower’s debt securities into the Borrower’s capital stock:

$

		4.	Minimum net worth value (Lines I.D.1 + 2+ 3):	$

	E.	Line I.A. equal to or greater than Line I.D.4:		[Yes – Pass]

[No – Fail]

II.	Section 6.2 – Ratio of Nonperforming Assets to Total Loans and OREO

	A.	Nonperforming Loans:

		1.	Nonaccrual loans and lease financing receivables:	$

		2.	Loans and lease financing receivables that are contractually past due 90 days or more as to interest or principal and are still accruing interest:	$

		3.	Nonperforming Loans (Lines II.A.1 + II.A.2):	$

Exhibit 5.1(c) - 2

	B.	Other Real Estate Owned:	$

	C.	Nonperforming Assets (Lines II.A.3 + II.B.):	$

	D.	Total Loans:	$

	E.	Other Real Estate Owned (from Line II.B.):	$

	F.	Ratio of Nonperforming Assets to Total Loans and OREO (Line II.C ÷ [Line II.D + Line II.E]):	%

Maximum permitted for each Fiscal Quarter
		Through and including June 30, 2012:	4.00%
[Pass] [Fail]

Maximum permitted for each Fiscal Quarter
		Ending after June 30, 2012:	3.50%
[Pass] [Fail]

III.	Section 6.3 – Regulatory Capital

As of the end of the Fiscal [Quarter / Year] ended                     , the Borrower and each Financial Institution Subsidiary is “well capitalized” in accordance with, and satisfy each of the ratios specified in, Section 6.3 of the Credit Agreement.

[Yes – Pass]

[No – Fail]

Exhibit 5.1(c) - 3